UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                    Under the Securities Exchange Act of 1934
				(Amendment No. 1)

                                Neogenomics, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   64049M209
                                 (CUSIP Number)

                               December 31, 2008
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                               CUSIP No. 64049M209

       1.    Names of Reporting Person
             I.R.S. Identification Nos. of above person

             RMB Capital Management, LLC  59-3792751

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware Limited Liability Company

       5.    Sole Voting Power: 463,610
Number of
Shares           6.  Shared Voting Power: 3,172,615
Beneficially
Owned by         7.  Sole Dispositive Power:  463,610
Each Reporting
Person With      8.  Shared Dispositive Power: 3,172,615

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             3,636,225

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares


       11.   Percent of Class Represented by Amount in Row (9)

	     11.47%

       12.   Type of Reporting Person

	     IA

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  			       CUSIP No. 64049M209

       1.    Names of Reporting Person
             I.R.S. Identification Nos. of above person

             1837 RMB Managers L.L.C. 20-4493541

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware Limited Liability Company

       5.    Sole Voting Power: None
Number of
Shares           6.  Shared Voting Power: 3,172,615
Beneficially
Owned by         7.  Sole Dispositive Power:  None
Each Reporting
Person With      8.  Shared Dispositive Power: 3,172,615

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             3,172,615

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares


       11.   Percent of Class Represented by Amount in Row (9)

	     10.00%

       12.   Type of Reporting Person

	     OO
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   			       CUSIP No. 64049M209

       1.    Names of Reporting Person
             I.R.S. Identification Nos. of above person

             1837 Partners L.P. 20-4502386

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware Limited Partnership

       5.    Sole Voting Power: None
Number of
Shares           6.  Shared Voting Power: 1,697,751
Beneficially
Owned by         7.  Sole Dispositive Power:  None
Each Reporting
Person With      8.  Shared Dispositive Power: 1,697,751

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             1,697,751

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares


       11.   Percent of Class Represented by Amount in Row (9)

	     5.35%

       12.   Type of Reporting Person

	     PN
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Item 1. (a)  Issuer: Neogenomics, Inc.

             Address:

             12701 Commonwealth Drive, Suite 9
	     Fort Myers, FL 33913

Item 2. (a)  Name of Person Filing:

             (i) RMB Capital Management, LLC
	    (ii) 1837 RMB Managers L.L.C.
	   (iii) 1837 Partners L.P.

        (b)  Address of Principal Business Offices:

             115 S. LaSalle Street
	     34th Floor
             Chicago, IL  60603

        (c)  Citizenship:
             Please refer to Item 4 on each cover sheet for each Reporting
	     Person

        (d)  Title of Class of Securities
             Common Stock

        (e)  CUSIP Number: 64049M209

Item 3. If this statement is filed pursuant to rule 240.13d- 1(b),or 240.13d-2(b) or (c), check whether the person filing is a:

     	(a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C.78c).

     	(b)  |_| Bank as defined in section 3(a)(6) of the Act
	         (15 U.S.C. 78c).

     	(c) |_| Insurance company as defined in section 3(a)19) of the Act (15 U.S.C. 78c).

     	(d) |_| Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     	(e) |X| An investment adviser in accordance with 240.13d-1(b)1)(ii)(E).

     	(f) |_| An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F).

    	(g) |_| A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G)

     	(h) |_| A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

     	(i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

        (j)  |_| Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

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Item 4.  Ownership

         Please see Items 5 - 9 and 11 on each cover sheet for each Reporting Person

Item 5.  Ownership of Five Percent or Less of a Class

         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

	 Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         Not Applicable

Item 9.  Notice of Dissolution of Group

         Not Applicable
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Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 2009
                                       RMB Capital Management, LLC

                                       By: /s/ Richard M. Burridge, Jr.
                                       --------------------------
                                       Name: Richard M. Burridge, Jr.
                                       Title: Managing Principal

  				       1837 RMB Managers L.L.C.

                                       By: /s/ Richard M. Burridge, Jr.
                                       --------------------------
                                       Name: Richard M. Burridge, Jr.
                                       Title: Managing Principal

				       1837 Partners L.P.

				       By: 1837 RMB Managers L.L.C.
				       Its General Partner

				       By:  RMB Capital Management, LLC
				       The Advisor

                                       /s/ Richard M. Burridge, Jr.
                                       --------------------------
                                       Name: Richard M. Burridge, Jr.
                                       Title: Managing Principal

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			JOINT FILING AGREEMENT

RMB Capital Management, LLC (an investment adviser registered under the Investment Advisers Act of 1940); 1837 Partners L.P., a Delaware Limited Partnership; and 1837 RMB Managers L.L.C., a Delaware Limited Liability Company, hereby agree to file jointly the statement on this Schedule 13G/A to which this Agreement is attached, and any amendments thereto which may be deemed necessary.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness or accuracy of information concerning the other party unless such party knows or has reason to believe that such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on Schedule 13G/A, and any amendments thereto, filed on behalf of each of the parties herto.

Date:  February 12, 2009
                                       RMB Capital Management, LLC

                                       By: /s/ Richard M. Burridge, Jr.
                                       --------------------------
                                       Name: Richard M. Burridge, Jr.
                                       Title: Managing Principal

  				       1837 RMB Managers L.L.C.

                                       By: /s/ Richard M. Burridge, Jr.
                                       --------------------------
                                       Name: Richard M. Burridge, Jr.
                                       Title: Managing Principal

				       1837 Partners L.P.

				       By: 1837 RMB Managers L.L.C.
				       Its General Partner

				       By:  RMB Capital Management, LLC
				       The Advisor

                                       /s/ Richard M. Burridge, Jr.
                                       --------------------------
                                       Name: Richard M. Burridge, Jr.
                                       Title: Managing Principal
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